Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the Effective Date (as defined below), is entered into by and among Excel Trust, Inc., a Maryland corporation (the “REIT”), Excel Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), and Spencer G. Plumb (the “Executive”).

WHEREAS, the REIT and the Operating Partnership (collectively, the “Company”) desire to employ Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the third anniversary of the Effective Date (unless Executive’s employment is terminated prior to such date pursuant to Section 3 below) (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date (each such extension, a “Renewal Year”), unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than three (3) months prior to the last day of the Employment Period as then in effect. For purposes of this Agreement, “Effective Date” shall mean the date on which the REIT’s common stock is first publicly traded on an exchange.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as President and Chief Operating Officer of the REIT and the Operating Partnership and shall perform such employment duties as are assigned by the REIT’s Board of Directors and are usual and customary for such positions. In such position, the Executive shall report to the Chief Executive Officer of the REIT and the Operating Partnership. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) of this Agreement. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

(ii) Location. Executive’s primary place of work shall be the Company’s facility in San Diego, California, or such other location within San Diego County as may be designated by the Board from time to time

(iii) Compliance. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(iv) Exclusive Services. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company. Subject to the provisions of Section 5, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) fulfill limited teaching, speaking and writing engagements or (C) manage his personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee and officer of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided, that (I) no such activity that violates the provisions of Section 5 shall be permitted and (II) Executive shall notify the Board prior to engaging in any new real estate related business activities after the Effective Date that are unrelated to the performance of Executive’s duties hereunder.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $175,000 per annum. The Base Salary shall be paid by the Operating Partnership at such intervals as the Operating Partnership pays executive salaries generally. The Executive shall provide services to the REIT as described in this Agreement for no additional salary. The Base Salary may be reviewed annually by the REIT’s Board of Directors, or the Compensation Committee thereof, and may be increased (but not decreased) in the discretion of the REIT’s Board of Directors, or the Compensation Committee thereof. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so increased from time to time.

(ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. Executive will be eligible to receive an Annual Bonus under any such plan at a target level of seventy-five percent (75%) of Base Salary upon the achievement of targets and other objectives established by the Board or its designee for each fiscal year. Executive must be employed on the date of payment of the Annual Bonus in order to be eligible to receive an Annual Bonus for such fiscal year. The Annual Bonus shall be paid to the Executive by the Operating Partnership within ninety (90) days following the end of each fiscal year.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company under the terms and conditions therein as in effect from time to time.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives under the terms and conditions therein as in effect from time to time.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company under the terms and conditions therein as in effect from time to time. Any amounts payable to the Executive under this Section 2(b)(v) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the Executive incurred the expenses. The amounts provided under this Section 2(b)(v) during any taxable year of the Executive’s will not affect such amounts provided in any other taxable year of the Executive’s, and the Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(vi) Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks paid vacation per year, to be used and accrued in accordance with Company policy.

3. Termination of Employment.

(a) At-Will Employment. Employee shall be considered an employee of the Company while performing his duties and services pursuant to this Agreement. The Company and Employee acknowledge that Employee’s employment during the Employment Period will be at-will, as defined under applicable law, and that Employee’s employment with the Company during the Employment Period may be terminated by either party at any time, with or without Cause, and for any or no reason, with or without notice. If Employee’s employment during the Employment Period terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as expressly provided in this Agreement.

(b) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12) month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Executive or the Executive’s legal representative.

(c) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless the Executive fully corrects the circumstances constituting Cause within thirty (30) days following the date written notice is delivered to the Executive which specifically identifies the circumstances constituting Cause (provided such circumstances are capable of correction):

(i) the Executive’s willful and continued failure substantially to perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason), after a written demand for substantial performance is delivered to the Executive by the REIT’s Board of Directors, which demand specifically identifies the manner in which the REIT’s Board of Directors believes that the Executive has not substantially performed his duties;

(ii) the Executive’s willful or gross misconduct resulting in economic, reputational or financial damage to the Company or any subsidiary or affiliate;

(iii) the Executive’s gross negligence, insubordination or material violation of any fiduciary duty to the Company;

(iv) the Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; or

(v) the Executive’s willful and material breach of any provision of this Agreement, including, without limitation, the Executive’s covenants set forth in Section 5 hereof.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the REIT’s Board of Directors or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the REIT’s Board of Directors at a meeting of the REIT’s Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the REIT’s Board of Directors), finding that, in the good faith opinion of the Board, the Executive is guilty of any of the conduct described in Section 3(c), and specifying the particulars thereof in detail; provided, that if the Executive is a member of the REIT’s Board of Directors, the Executive shall not vote on such resolution nor shall the Executive be counted in determining the “entire membership” of the REIT’s Board of Directors.

(d) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason within thirty (30) days following the date written notice is delivered to the REIT’s Board of Directors by the Executive which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), after:

(i) a material diminution in the Executive’s base compensation;

(ii) a material diminution in the Executive’s authority, duties or responsibilities;

(iii) a material change in the geographic location at which the Executive must perform his duties; or

(iv) any other action or inaction that constitutes a material breach by the Company of its obligations to the Executive under this Agreement.

Notwithstanding the foregoing, “Good Reason” shall only exist if the Executive shall have provided the REIT’s Board of Directors with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from the Executive. The Executive’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. The Executive’s resignation from employment with the Company for Good Reason must occur within six (6) months following the initial existence of the event or condition constituting Good Reason.

(e) Failure to Extend. A failure to extend the Employment Period pursuant to Section 1 by either party shall not be treated as a termination of Executive’s employment for purposes of this Agreement.

(f) Notice of Termination. Any termination by the Company, or by the Executive, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 9(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date specified in the Notice of Termination (which date shall not be prior to the expiration of the applicable correction period and shall not be more than sixty (60) days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination (or such other date specified by the Company, which date shall not be more than sixty (60) days after the giving of such notice), (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the thirtieth (30th) day after the date on which the Executive notifies the Company of such termination, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability of the Executive, as the case may be.

4. Obligations of the Company upon Termination.

(a) Without Cause or For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:

(i) The Executive shall be paid the aggregate amount of:

(A) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination (the “Accrued Obligations”), which Accrued Obligations shall be paid to Executive on the Date of Termination, plus

(B) (I) one and one-half (1.5), multiplied by (II) the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the average Annual Bonus received by the Executive for the three (3) complete fiscal years (or such lesser number of years as the Executive has been employed by the Company) of the Company immediately prior to the Date of Termination (provided that for purposes of calculating the amount pursuant to this clause (y), (1) to the extent the Executive received no Annual Bonus in a year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining the amount pursuant to this clause (y), and (2) to the extent the Executive was not employed for an entire fiscal year, the Annual Bonus received by the Executive for such fiscal year shall be annualized for purposes of the calculation), which amount shall be paid to the Executive in a single lump sum payment, subject to applicable withholding, within ten (10) days following the Release Effective Date (as defined below);

(ii) For the period beginning on the Date of Termination and ending on the date which is twelve (12) full months following the Date of Termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage or the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), the Company shall pay for and provide Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination with healthcare benefits which are substantially the same as the benefits provided to currently active employees, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums). If any of the Company’s health benefits are self-funded as of the Date of Termination, instead of providing continued health insurance coverage as set forth above, the Company shall instead pay to the Executive an amount equal to twelve (12) multiplied by the monthly premium the Executive would be required to pay for continuation coverage pursuant to COBRA for the Executive and his eligible dependents who were covered under the Company’s health plans as of the Date of Termination (calculated by reference to the premium as of the Date of Termination), which amount shall be paid in a lump sum, subject to applicable withholding, within ten (10) days after the Release Effective Date;

(iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv) On the Date of Termination, 100% of the outstanding unvested stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) (other than performance-based vesting awards) shall become immediately vested and exercisable in full.

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i)(B) and 4(a)(ii), (iii) and (iv) above that the Executive execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A (the “Release”). Executive shall have fifty (50) days following the Date of Termination to execute such Release. It is understood that, in the event that Executive is at least forty (40) years old on the Date of Termination, Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the fifty (50) days following the Date of Termination, or if Executive revokes such Release within the subsequent seven (7) business day period, the Executive shall not be entitled to the amounts provided for in Sections 4(a)(i)(B) and 4(a)(ii), (iii) and (iv) above. The date on which the Executive’s Release becomes effective and the applicable revocation period lapses shall be the “Release Effective Date.”

(b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Accrued Obligations in cash on the Date of Termination and to provide the Other Benefits.

(c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period:

(i) The Executive or his estate (as applicable) shall be paid the aggregate amount of:

(A) the Accrued Obligations, which shall be paid to Executive or his estate (as applicable) within ten (10) days following the Date of Termination, plus

(B) (I) one and one-half (1.5), multiplied by (II) the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the average Annual Bonus received by the Executive for the three (3) complete fiscal years (or such lesser number of years as the Executive has been employed by the Company) of the Company immediately prior to the Date of Termination (provided that for purposes of calculating the amount pursuant to this clause (y), (1) to the extent the Executive received no Annual Bonus in a year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining the amount pursuant to this clause (y), and (2) to the extent the Executive was not employed for an entire fiscal year, the Annual Bonus received by the Executive for such fiscal year shall be annualized for purposes of the calculation, which amount shall be paid to the Executive or his estate (as applicable), subject to applicable withholding, within thirty (30) days following the Date of Termination;

(ii) For the period beginning on the Date of Termination and ending on the date which is twelve (12) full months following the Date of Termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage or the date on which the applicable continuation period under COBRA expires), the Company shall pay for and provide Executive (if applicable) and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination with healthcare benefits which are substantially the same as the benefits provided to currently active employees, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA (provided that Executive or his dependents shall be solely responsible for all matters relating to such continuation of coverage pursuant to COBRA, including, without limitation, election of such coverage and timely payment of premiums). If any of the Company’s health benefits are self-funded as of the Date of Termination, instead of providing continued health insurance coverage as set forth above, the Company shall instead pay to the Executive or his estate (as applicable) an amount equal to twelve (12) multiplied by the monthly premium the Executive or his dependents would be required to pay for continuation coverage pursuant to COBRA for the Executive (if applicable) and his eligible dependents who were covered under the Company’s health plans as of the Date of Termination (calculated by reference to the premium as of the Date of Termination), which amount shall be paid the Executive or his estate (as applicable) in a lump sum, subject to applicable withholding, within thirty (30) days following the Date of Termination; and

(iii) The Other Benefits shall be paid or provided to the Executive or his estate (as applicable) on a timely basis.

(d) Exclusive Remedy. Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the

Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Sections 409A and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances (other than salary advances) or other amounts owed by Executive to the Company under a written agreement may be offset by the Company against amounts payable to Executive under this Section 4; provided, further, that no such offset shall operate to accelerate the payment of any non-qualified deferred compensation.

5. Restrictive Covenants.

(a) Proprietary Information and Inventions Agreement. Executive shall execute the Company’s standard proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

(b) Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates (collectively, the “REIT Group”) and their businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

(c) Non-Competition. During the Employment Period, the Executive will not (i) engage, anywhere within the geographical areas in which the REIT Group is conducting its business operations or providing services, in any competitive retail shopping center business which is being engaged in by the REIT Group or pursue or attempt to develop any retail project known to Executive and which the REIT Group is pursuing, developing or attempting to develop (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, or (ii) divert to any entity which is engaged in any business conducted by the REIT Group in the same geographic area as the REIT Group, any Project or any customer of any of the REIT Group.

Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than three (3%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company. If, at any time, the provisions of this Section 5(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 5(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(d) Company Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business, which Executive has control over shall not be removed from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

(e) Injunctive Relief. In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 5(a) through (d) of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available under law or in equity, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

(f) Survival. This Section 5 shall survive termination of the Employment Period or any expiration or termination of this Agreement.

6. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies. Executive shall have no interest in any such policies obtained by the Company.

7. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof in accordance with any agreements to such effect by and between the REIT and the Operating Partnership, as in effect from time to time.

9. Indemnification. The Company and the Executive have entered into an Indemnification Agreement substantially in the form filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-11 (the “Indemnification Agreement”).

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. Except as set forth in Section 5(f) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration before a single, neutral arbitrator in San Diego, California in accordance with the then existing JAMS Employment Arbitration Rules and Procedures then in effect (the “Rules”). In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, the Executive and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within sixty (60) days following any such award, but, to the extent the Executive is the prevailing party, in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to the provisos set forth above shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, the JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. Nothing in this Section 10(b) shall prohibit or limit the Company or the Executive from seeking provisional relief, including, without limitation, injunctive relief, in a court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

If to the REIT or the Operating Partnership:

Excel Trust, Inc.

Excel Trust, L.P.

17140 Bernardo Center Drive

Suite 300

San Diego, California 92128

with a copy to:

Craig M. Garner, Esq.

Latham & Watkins LLP

12636 High Bluff Drive

Suite 400

San Diego, California 92130

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Survival. Provisions of this Agreement shall survive any termination of the Employment Period if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision, including, without limitation, the Executive’s obligations under Section 5 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 4 hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Section 5 hereof. The Executive recognizes that, except as expressly provided in Section 4, no compensation is earned after termination of the Employment Period.

(i) Entire Agreement. As of the Effective Date, this Agreement, together with the Proprietary Information Agreement, the Indemnification Agreement and any restricted stock agreements or other equity award agreements between the parties, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Executive by any member of the REIT Group or any entity (a “Predecessor Employer”), or representative thereof, whose business or assets any member of the REIT Group succeeded to in connection with the initial public offering of the common stock of the REIT or the transactions related thereto. The Executive agrees that any such agreement, offer or promise between the Executive and a Predecessor Employer (or any representative thereof) is hereby terminated and will be of no further force or effect, and the Executive acknowledges and agrees that upon his execution of this Agreement, he will have no right or interest in or with respect to any such agreement, offer or promise.

(j) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(k) Section 409A of the Code.

(i) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 4 shall be paid no later than the later of: (a) the fifteenth (15th) day of the third month following the Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (b) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Treasury Regulations and other interpretive guidance issued thereunder.

(ii) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or distributed to the Executive during the thirty (30) day period commencing on the earlier of (a) the date that is six (6) months following the Executive’s termination of employment with the Company, (b) the date of the Executive’s death, or (c) the earliest date as is permitted under Section 409A of the Code.

(l) Right to Advice of Counsel. Executive acknowledges that he has the right to, and has been advised to, consult with an attorney regarding the execution of this Agreement and any release hereunder; by his signature below, Executive acknowledges that he understands this right and has either consulted with an attorney regarding the execution of this Agreement or determined not to do so.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the REIT’s Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXCEL TRUST, INC.

By:	/s/ Gary B. Sabin
Name:	Gary B. Sabin
Title:	Chief Executive Officer

EXCEL TRUST, L.P.

By:	Excel Trust, Inc., its general partner

	By:	/s/ Gary B. Sabin
	Name:	Gary B. Sabin
	Title:	Chief Executive Officer

EXECUTIVE

/s/ Spencer G. Plumb
Spencer G. Plumb

EXHIBIT A

GENERAL RELEASE

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This release is being executed pursuant to the Employment Agreement effective as of             , 2010, by and among Excel Trust, Inc., Excel Trust, L.P., and                      (the “Agreement”).

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Excel Trust, Inc., Excel Trust, L.P., and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B) HE HAS [TWENTY-ONE (21)][FORTY-FIVE (45)] DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.]1

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this      day of             ,         .

[Name of Executive]

[1]	Include if Executive is age 40 or older at time of termination.